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                                                             OMB APPROVAL
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--------                                            OMB Number:       3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response..... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Zilkha      Selim         K.              (Month/Day/Year)            Asia Web Holdings, Inc. (AWHI)        (Month/Day/Year)
----------------------------------------                                 -----------------------------------
     (Last)     (First)     (Middle)           06/26/00                  5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person    to Issuer              7. Individual or Joint/
    1001 McKinney, Suite 1900              3. IRS or Social Security        (Check all applicable)              Group Filing (Check
----------------------------------------      Number of Reporting              Director    X  10% Owner         Applicable Line)
             (Street)                         Person (Voluntary)         -----           -----                   X  Form filed by
                                                                               Officer        Other (specify    --- One Reporting
      Houston       TX       77002         ----------------------------  -----           -----      below)          Person
--------------------------------------                                   (give title below)                         Form filed by
      (City)      (State)      (Zip)                                                                            --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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 Series B Convertible            06/26/00   (1)        Common Stock,     5,000,000       $2.00        I           By Trust(2)
  Preferred Stock(1)                                   par value $.001
                                                       per share
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 Warrant (right to buy)         06/19/00   06/19/05    Common Stock,     5,000,000      $2.00(3)      I           By Trust(2)
                                                       par value $.001
                                                       per share
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 Warrant (right to buy)         06/19/00   06/19/05    Common Stock,     2,000,000        $5.00       I           By Trust(2)
                                                       par value $.001
                                                       per share
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Explanation of Responses:

(1) Each share of Series B Convertible Preferred Stock is convertible into five shares of the Company's stock at any time.
(2) Securities are held by a trust of which the Reporting Person is the trustee, settlor and beneficiary.
(3) Exercise price is $2.00 per share until June 19, 2003; thereafter, exercise price is $4.00 per share.


                                                                                           /s/ Selim K. Zilkha            07/06/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                    SEC 1473 (7-96)
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